Exhibit 99.1

2019 ANNUAL SHAREHOLDER MEETING Building our Future

DISCLOSURE This presentation contains forward - looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995). Such statements are not historical facts, but rather are based on our current expectations, estimates and projections about our industry, our company, and our company’s operation and financial condition. Words including “may,” “will,” “could,” “would,” “should,” “anticipate,” “expect,” “intend,” “plan,” “project,” “believe,” “seek,” “estimate” and similar expressions are intended to identify forward - looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which remain beyond our control, are difficult to predict, and could cause actual results to differ materially from those expressed or forecasted in the forward - looking statements. Such risk factors are disclosed from time to time in filings made by Select Bancorp, Inc. with the Securities and Exchange Commission. We caution you not to place undue reliance on these forward - looking statements, which reflect management’s view only as of the date of this presentation. We are not obligated to update these statements or publicly release the result of any revisions to them to reflect events or circumstances after the date of this presentation or to reflect the occurrence of unanticipated events.

SELECT BANCORP, INC. • Select Bancorp, Inc. is the holding company for Select Bank & Trust. • Headquartered in Dunn, the bank was established in May 2000. • Focused on personal and small business customers, Select Bank & Trust serves North Carolina and South Carolina with 19 branches and one loan production office.

MISSION & VALUES To be the bank of choice in the communities we serve by providing exceptional customer service, superior products and experienced bankers using a common sense approach to banking. Leadership Teamwork Integrity Service Commitment

EXPERIENCED MANAGEMENT William L. Hedgepeth II President and Chief Executive Officer Mark A. Jeffries Executive Vice President Chief Financial Officer David Richard “Rick” Tobin, Jr. Executive Vice President Chief Credit Officer A native of North Carolina, Bill has been in the banking industry since 1983. Bill has served as President and Chief Executive Officer of Select Bank & Trust since 2014. He served as President and Chief Executive Officer of New Century Bank from 2007 – 2014 and as Chief Executive Officer of the former New Century Bank of Fayetteville from 2004 – 2007. He is a graduate of the University of North Carolina in Chapel Hill, N.C. W. Keith Betts Executive Vice President Chief Banking Officer A native of Delaware, Keith has been in the banking industry since 1980. He has served as Chief Banking Officer since January 2017. He previously served as Regional Executive for the bank’s New Hanover and Brunswick County, North Carolina markets. He founded Port City Capital Bank in Wilmington in 2001 and served as the bank’s President and Chief Executive Officer until the bank was sold in 2006. He is a graduate of St. Andrews Presbyterian College in Laurinburg, N.C. Lynn H. Johnson Executive Vice President Chief Operating Officer A native of Georgia, Mark has been in the banking industry since 2004. Mark has served as chief financial officer of Select Bank since 2014. He served as chief financial officer of Millennium Bank from 2009 – 2014 and as chief financial officer of Asheville Savings Bank from 2007 – 2008. He also served as controller and interim chief financial officer of Gateway Bank from 2004 – 2007. He is a graduate of East Carolina University in Greenville, N.C. A native of North Carolina, Lynn has been in the banking industry since 2003. Lynn has served as chief administrative officer for Select Bank & Trust since 2014 and as Chief Operating Officer since 2017. She served as Corporate Ethics Officer and Human Resources Director from 2011 – 2014 and as the Human Resources Director from 2003 – 2014. Lynn is certified as a Senior Professional of Human Resources (SPHR) and as a Corporate Compliance Ethics Professional (CCEP). She is a graduate of Wake Technical Community College in Raleigh, N.C. A native of Virginia, Rick has been in the banking industry since 1981. He has served as Chief Credit officer for Select Bank & Trust since 2014. He served as Chief Credit Officer for New Century Bank from 2012 – 2014 and as a Senior Credit Administrator from 2008 – 2012. He is a graduate of Appalachian State University in Boone, N.C.

2018 HIGHLIGHTS □ Successful integration of Carolina Premier Bank branches: adding 4 branches, 1 in Charlotte & 3 in South Carolina. □ Announcement of the opening of a Holly Springs, NC branch in early 2019. □ A successful $60 million capital raise in August 2018, with an intention to use those funds to grow and improve infrastructure and enhance the capital position of the Bank. □ Successfully opened a mortgage and SBA line of business. □ Improved asset quality. □ Steady earnings rate. Building our Future

TOTAL DEPOSITS $680 $995 $980 $951 2016 2017 2018 1st Q 2019 (In millions)

TOTAL LOANS (In millions) $677 $983 $986 $992 2016 2017 2018 1st Q 2019

TOTAL ASSETS (In millions) $846 $1,194 $1,258 $1,242 2016 2017 2018 1st Q 2019

NET INCOME (In thousands) $6,754 $3,185 $13,782 $3,307 2016 2017 2018 1st Q 2019

KEY RATIOS 6.61% 2.93% 8.51% 6.32% 2016 2017 2018 1st Q 2019 Return on Average Equity

KEY RATIOS 0.81% 0.35% 1.12% 1.08% 2016 2017 2018 1st Q 2019 Return on Average Assets

KEY RATIOS 4.06% 4.14% 4.19% 4.09% 4.04% 4.09% 3.98% 3.65% 2016 2017 2018 1ST Q 2019 Net Interest Margin & Spread Margin Spread

KEY RATIOS 65.15% 72.69% 62.83% 65.62% 2016 2017 2018 1st Q 2019 Efficiency Ratio

FOCUS IN 2019  Purchase of Virginia Beach, Virginia branch – scheduled to open July 1, 2019.  Implement updated technology including a new Online Banking platform (scheduled for January 2020) and new Statement servicing (scheduled for early 2020).  We plan to continue to explore new markets through either branch or bank acquisition.  Place an additional emphasis on our existing growth markets such as Raleigh, Charlotte & Virginia Beach. Building our Future

FOCUS IN 2019  We intend to continue to attract and retain small business prospects and customers through proactive business development and by providing quality customer service.  Continue to attract top talent in all markets we serve.  We will focus on growth of non - interest income to improve revenue.  Plan the celebrations of our 20 th year in 2020. Building our Future

Thank you for attending today and for your support.